Exhibit 5.1

Reference: 75681/1

October 20, 2011

Algonquin Power & Utilities Corp.

2845 Bristol Circle

Oakville, Ontario

Canada L6H 7H7

Re:	Registration Statement on Form S-8 relating to Employee Share Purchase Plan (the “Plan”) of Algonquin Power & Utilities Corp., an incorporated entity under the Canada Business Corporations Act (the “Company”)

Dear Sir or Madam:

Reference is made to the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) in the form in which it is to be filed by the Company on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended relating to the registration of an aggregate of 2,000,000 Common Stock, no par value of the Company issuable pursuant to the Plan (the “Shares”).

We have examined, and are familiar with, and have relied as to factual matters solely upon, a copy of the Plan, the currently effective articles and by-laws of the Company, resolutions of the board of directors and shareholders of the Company and such other documents, certificates and proceedings as we have deemed necessary for the purpose of rendering this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified, conformed, photostatic or electronically transmitted copies or facsimiles thereof.

We are solicitors qualified to carry on the practice of law in the Province of Ontario, Canada only and we express no opinion as to any laws, or matters governed by any other laws, other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued as fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Yours truly,

/s/ Blake, Cassels & Graydon LLP